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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report (Date of Earliest
                       Event Reported): September 1, 1998




                             GIBSON GREETINGS, INC.
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             (Exact name of registrant as specified in its charter)

   Delaware                         0-11902                     52-1242761
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(State or other                  (Commission                  (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)



                    2100 Section Road, Cincinnati, Ohio 45237
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                    (Address of principal executive offices)


Registrant's telephone number, including area code: (513)841-6600
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                    INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 3, 4, 5, 6, 8 and 9 are not applicable and are omitted from this report.

Item 2.           ACQUISITION OR DISPOSITION OF ASSETS

                  On September 1, 1998, Gibson Greetings, Inc. (the "Company") completed the sale of 100% of the capital stock of its wholly-owned subsidiary The Paper Factory of Wisconsin, Inc., a Wisconsin corporation ("The Paper Factory"), to PFW Acquisition Corp., a Delaware corporation ("PFW"). The Paper Factory, based in Appleton, Wisconsin, operates 180 party good stores in 40 states and had net sales of approximately $86.1 million for the fiscal year ended December 31, 1997.

                  The Company received approximately $36.4 million in cash in the transaction. The price is subject to adjustment based on a post-closing audit. There was no prior material relationship between PFW and the Company or any of its affiliates or directors or officers or their associates. The consideration was determined by arms-length bargaining between the Company and PFW. The Company expects to continue to supply The Paper Factory with product under a Supply Agreement having a term of seven years; however, the Supply Agreement has no minimum purchase requirements, and sales to The Paper Factory are not expected to be material to the Company's revenue or net income.

Item 7.           Financial Statements and Exhibits
                  -----------------------------------------------------

(a)      Financial Statements of Business Acquired.

         Not Applicable.

(b)      Pro Forma Financial Information.

         Not Applicable.

(c)      Exhibits

         Number                     Description
         ------                     -----------

           10.1 Stock Purchase Agreement dated August 12, 1998 between Gibson Greetings, Inc. and PFW Acquisition Corp.


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                                   SIGNATURES
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                  Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 15, 1998                     GIBSON GREETINGS, INC.



                                           By /s/ James T. Wilson
                                              ----------------------------
                                              James T. Wilson
                                              Executive Vice President -
                                              Finance & Operations and
                                              Chief Financial Officer




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